Exhibit 99.1

Kore Resources, Inc.
176-22 Sagun-Dong,
Seongd, Seoul Korea 133-187

NOTICE of TERMINATION

June 23, 2014

Attention: Claremont Nevada Mines LLC
E.L . (Buster) Hunsaker III, Manager (Principal) Re: CPG Claims

Dear Mr. Hunsaker,

We have made a sincere attempt to raise additional capital to further the CPG claims, and have been unsuccessful in our attempts and have decided to take the Company in a different direction. Pursuant to Clause 8 b of the Lease with Option to Purchase Agreement dated December 24, 2012, please accept this as formal notice that we are terminating this agreement as of today's date and will not be renewing the CPG Claims for the year September 1, 2014 to August 31, 2015.

Yours truly,

/s/ Young Ju Yi
Young Ju Yi
President